UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hemminghaus, R. R.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Date of Event Requiring Statement (Month/Day/Year)
   12/03/96
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, Chief Executive Officer and Director
6. If Amendment, Date of Original (Month/Day/Year)
   December 11, 1996
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |83,468 (b)            |D               |                                               |
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Common Stock                               |11,187(l)             |I               |(l)                                            |
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Common Stock                               |7,182(d)              |I               |(d)                                            |
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Common Stock                               |685(i)                |I               |(i)                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (r|05/10/93 |05/10/01 |Common Stock           |12,477   |$25.00    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/17/93 |05/17/01 |Common Stock           |12,477   |$24.75    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/26/95 |05/01/99 |Common Stock           |12,069   |$22.43    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/26/95 |05/06/01 |Common Stock           |14,942   |$22.43    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/26/95 |05/04/02 |Common Stock           |7,192    |$22.43    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|10/18/95 |04/30/00 |Common Stock           |19,889   |$26.10    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(aa)     |01/31/04 |Common Stock           |23,460   |$27.21    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|02/11/96 |02/01/03 |Common Stock           |7,429    |$28.80    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|07/27/96 |05/06/01 |Common Stock           |5,375    |$26.72    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|07/27/96 |05/04/02 |Common Stock           |4,529    |$26.72    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(bb)     |02/06/05 |Common Stock           |14,076   |$23.53    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/05/97 |05/04/02 |Common Stock           |4,368    |$27.70    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/05/97 |02/01/03 |Common Stock           |5,794    |$27.70    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(cc)     |07/31/05 |Common Stock           |15,912   |$25.37    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(dd)     |02/05/06 |Common Stock           |39,372   |$29.17    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|02/14/98 |02/01/03 |Common Stock           |5,196    |$30.88    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|02/14/98 |02/06/05 |Common Stock           |7,150    |$30.88    |D            |                           |
ight to buy) (g)        |         |         |                       |         |          |             |                           |
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Explanation of Responses:
(b) 9,115 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of December 3,
1996.
(d)   Held by Trustee of Diamond Shamrock, Inc. Employee Stock Ownership Plans.

(g) Employee Stock option granted under Diamond Shamrock's 1990 Long-Term Incentive Plan.
(i) This stock includes 572 shares with respect to which I act as trustee for two grandchildren and 100 shares as trustee for my son under the Texas Uniform Gifts to Minors Act. I disclaim beneficial ownership of all such shares.
(l) This stock is owned by trusts for the benefit of my children and grandchildren of which I am a Co-Trustee. I disclaim beneficial ownership of all such
shares.
(aa) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on January 31, 1995, January 31, 1996 and January 31,
1997,
respectively.
(bb) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. 7038 shares become exercisable on February 6, 1997 and 7038 shares become exercisable on February 6, 1998.
(cc) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on July 31, 1996, July 31, 1997 and July 31, 1998,
respectively.
(dd) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on February 5, 1997, February 5, 1998 and February 5,
1999, respectively.
SIGNATURE OF REPORTING PERSON
/s/ R. R. Hemminghaus
DATE
February 11, 2000